EXHIBIT 99.2

                    Earnings Conference Call October 23, 2003

Tony Schor to introduce the call and read the Forward Looking Statements

TONY SCHOR

THANK YOU OPERATOR, AND THANK YOU EVERYONE FOR PARTICIPATING IN TODAY'S VASCO DATA SECURITY INTERNATIONAL'S 3rd QUARTER EARNINGS CONFERENCE CALL.

MY NAME IS TONY SCHOR, PRESIDENT OF INVESTOR AWARENESS, INC., A FULL-SERVICE INVESTOR RELATIONS AGENCY THAT PROVIDES STRATEGIC INVESTOR RELATIONS COUNSEL FOR VASCO DATA SECURITY.

SHOULD ANYONE LIKE TO REQUEST ADDITIONAL INFORMATION ON VASCO OR BE INCLUDED ON THE VASCO E-MAIL LIST, PLEASE CONTACT INVESTOR AWARENESS AT 847-945-2222.

KEN HUNT, THE CHAIRMAN, FOUNDER & CEO OF VASCO DATA SECURITY INTERNATIONAL WILL FIRST DISCUSS THE COMPANY'S RECENT DEVELOPMENTS. MR HUNT WILL THEN INTRODUCE JAN VALCKE, PRESIDENT & COO, WHO WILL GIVE AN UPDATE ABOUT VASCO'S DAY-TO-DAY OPERATIONS. WE WILL THEN HEAR DIRECTLY FROM CLIFF BOWN, CFO WHO WILL DISCUSS 3rd QUARTER FINANCIAL NUMBERS. AT THE END OF THE PRESENTATION, WE WILL OPEN THE CALL UP TO QUESTIONS AND ANSWERS.

IN THE MEANTIME, I HAVE BEEN ASKED TO READ THE FOLLOWING FORWARD LOOKING
STATEMENTS:

FORWARD LOOKING STATEMENTS

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS "BELIEVES," "ANTICIPATES," "PLANS," "EXPECTS," AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

I would now like to introduce Mr. Ken Hunt, Chairman and CEO of VASCO Data Security International, Inc.


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GENERAL COMMENTS - KEN HUNT

Good morning everyone. For those listening in from Europe, good afternoon, and Asia, good evening.

I would like to take this opportunity to thank all of you for participating in today's call. Today, we would like to review 3rd quarter and YTD 2003, and give you some expectations for 4th quarter 2003.

I am here to report again that the plans and programs we implemented in November and December of 2002 continue to produce the results we originally expected. We are here this morning to inform you that our plans are working, that our execution is yielding positive results, and that our people are enthusiastic and productive.

Our 3rd quarter was very productive, both in terms of actions completed, and business achieved. In the 3rd quarter we:

- Completed the sale of VACMAN Enterprise to SecureD Services,

- Reached agreement with Ubizen to repurchase its $15 million preferred stock investment in VASCO for $4 million in cash and 2 million VASCO common shares,

- Completed an $8 million capital raise through a private placement managed by investment bankers Wedbush Morgan and Gilford Securities,

- Repaid Dexia Bank its $3.4 million loan plus interest,

- Launched Digipass Pack for Microsoft Outlook Web Access,

- Introduced Digipass GO3, our one-button token,

- Signed a solutions partnership with Network Engines, and

- Signed 8 new distributor agreements, bringing the total number of VASCO distributors to 29.



    Business-wise, we had a solid 3rd third quarter. In fact, after considering the sale of our VACMAN Enterprise business, this was the best 3rd quarter for revenue in the company's history. Our revenues were approximately $5.6 million; we had an operating profit of $58,000, a small net loss of approximately $194,000, and we will report a net income of approximately $1.3 million.

Revenues for the third quarter and first nine months were $5,599,000 and $16,670,000, 18% and 19% higher than the third quarter and first nine months of 2002, respectively. Very importantly, we continued to control costs, reporting a 16% decrease over the same 9 month period last year, including the costs associated with the aggressive defense of the Company's position relative to the ActivCard patent lawsuit. Based on information gathered to-date, we remain confident that VASCO's products do not infringe.

We continued to grow our customer base by selling new accounts both directly through our own sales force, but particularly important through our growing distributor and reseller channel. During 3rd quarter we sold an additional 112 new accounts, 14 new banks 97 new Corporate Network Access customers and 1 new e-commerce customer. Over 90% of these Corporate Network Access new accounts were generated through our distributor and reseller partners. Our reseller Channel generates revenue. That's the way it was supposed to work. That's the way it is working.



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Year to date, we have sold 442 new accounts of which 46 were banks and 396 were
Corporate Network Access customers. We now have approximately 250 banks as customers, plus approximately 1150 network access accounts including corporations, federal, state and local governments, E-commerce, and other organizations located in over 60 countries around the world. We started the year with approximately 1000 customers, and added approximately 400 by the end of 3rd quarter, an increase of 40% in our customer base.

The distributor/reseller channel is a continued focus for our business development staff. The reseller channel is extremely important to VASCO because it broadens and stabilizes our customer base, and allows us to leverage our sales through established, productive sales, and support organizations. We have communicated the positive impact of this channel by reporting significant new accounts produced through this channel over the past three quarters. Program to date we have signed 29 distributors who, in turn, service over 1000 resellers. Additionally, we have trained and certified over 1200 professionals from these organizations to sell and support VASCO's products.

Another emerging channel is our Solutions Partner channel. This consists of companies that integrate VASCO's solutions directly into their own solution or product. An example of this is a new partner mentioned before, Network Engines. This new partner offers an integrated "appliance" that delivers various network and software solutions that do not need to be installed directly on a host computer, but are offered through a stand alone appliance. Network Engines is offering a popular radius server on its appliance, protected by VASCO's strong Digipass authentication. As a part of this partnership, every Network Engines Steel Belted radius appliance is shipped with VASCO's authentication software and two Digipass security tokens. Once installed, we anticipate follow-on orders for Digipass tokens to meet the needs of many additional users. With over 500 potential resellers of the Network Engines product line, VASCO has established yet again an excellent channel for its products.

VASCO'S STRATEGY:

Our strategy is to identify and develop markets whose customers will generate a sustained and recurring revenue stream to VASCO. These are organizations that have large audiences, including employees, customers, partners, suppliers, or other associated parties. As revenue is created from these VASCO customers, the cost of supporting the production of these revenues is expected to decrease as a percentage of the revenues.

One such market is VASCO's strongest vertical market, banking and finance. We typically sign a bank, assist them in a pilot application, then help them roll out their application to thousands or even millions of users over multiple months or years.



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A second growth market for VASCO is Corporate Network Access (CNA). Working through growing Reseller and Solutions Partner networks that I mentioned before, VASCO is able to reach hundreds of thousands of end customers. We support and train our resellers' professionals, who, in turn, train others in their respective firms. These resellers sell VASCO's Digipass Pack solutions to long-standing customers and new accounts. They sell to small and medium accounts that VASCO could not feasibly reach directly. They sell first in small pilots then follow up with add-on sales. As VASCO selects, signs, then trains and supports these resellers, our cost for supporting these revenues is also expected to decrease as a percentage of the revenues.

More broadly speaking, our target markets are the applications and the users who currently authenticate themselves with a "static" or fixed password. Industry reports identify over a half a billion users worldwide who rely on fixed passwords. This number will more than double by the end of 2004. VASCO, a market leader in Identity Authentication, has sold and delivered over 10 million Digipass by the end of 3rd quarter 2003. With only 1150 network access customers, we have just scratched the surface of this enormous market. Additionally, with over 50,000 banks in the world, and our penetration of approximately 250 banks as customers, we have a significant untapped opportunity in the banking and finance market.

INTRODUCE JAN VALCKE:

At this time I would like to introduce Jan Valcke, VASCO's President and Chief Operating Officer. Jan and his team are doing a great job executing our business plan. I know all of you want to hear more from Jan. Jan.

COMMENTS BY JAN:

Thank you, Ken.

Overall, we were satisfied with the results of our third quarter, traditionally the weakest of all the quarters.

Despite the weak dollar, the economic crisis and the traditional weakness of the third quarter due to the holidays, VASCO achieved a profit on operations during Q3 and substantially strengthened our cash position due to continued cost containment and by selling our Digipass products.

VASCO also continued its growth in the corporate network access and banking market, by adding14 new banks and 98 new corporations to its customer list during third quarter.

During Q3, VASCO completed the optimization of its operations and infrastructure, allowing the company to work in a very cost effective, efficient way.




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The next phase, which we are implementing right now, will further refine our optimization and will result in an even more competitive and flexible VASCO, poised for growth. VASCO started to hire staff again. During Q3, we welcomed new recruits in Europe, the US and Asia Pacific.

In addition, we are proud to announce that VASCO's just-in-time delivery programmed is working very well. Currently, VASCO is even able to ship small orders the same day we receive the order! This is a very important service that VASCO delivers to its customers, and an additional sales advantage over the competition. Of course it means that VASCO has to work more flexibly than the competition, but that is the price one must pay in a challenging business climate. Those companies able to adapt to difficult conditions will be successful.

An important evolution during the third quarter was the fact that VASCO was working on important projects in new markets, specifically in the banking sector. VASCO is confident that it will win important new markets in the short to mid long term. We will inform you regarding these exciting new developments as soon as possible.

VASCO continued to enhance the availability of its Digipass Pack product for partner products. In Q3, VASCO added Digipass Pack for OWA to its Digipass Pack family. VASCO also launched Digipass Go3, an ultra light one button token.

An interesting trend is the fact that more and more existing VASCO customers are willing to communicate their satisfaction in using VASCO's products. They become real VASCO ambassadors. During Q3, we added two renowned organizations, the University Hospital of Leuven (Belgium) and the Goethe Institut (Germany) to our list of success stories.

VASCO is doing well on the operational level. Every one of our employees is determined to make this company a success. Despite the difficult business climate, we are on the right track. Thank you.

INTRODUCE CLIFF BOWN:

At this time I would like to turn the call over to Cliff Bown, our Chief Financial Officer.

CLIFF:

Thank you Ken.

Before we review the results in detail, I would like to make a comment on the presentation of the information. With the sale of the VACMAN Enterprise business unit, all activity related to it, including the results of its operations, the gain on the sale of the unit and the costs associated with the sale of the unit are being reported as discontinued operations.

As such, prior periods have been restated accordingly, and the amounts reported as revenues, gross profits, and operating expenses include only those items related to continuing operations.



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As many of you may have seen in our press release, revenues from continuing operations were $5.6 million for the quarter and $16.7 million for the nine months ended September 30, 2003.

The revenues for the quarter were $900 thousand or 18% higher than the third quarter of 2002. The increase in revenue reflected significant increases from both the Banking and Corporate Network Access markets.

Revenues for the nine months ended September 30, 2003 were $2.7 million or 19% higher than the same period of the prior year. This increase is also attributable to growth in both markets. Revenues for the nine months ended September 30, 2003 from the Banking segment increased approximately 8% year over year and revenues from the Corporate Network Access market increased by more than 70% compared to the prior year.

Revenues by target market for the third quarter was approximately 81% from banking and 19% from Corporate Network Access. Revenues by target market for nine months ended September 30, 2003 were approximately 75% from banking and 25% from Corporate Network Access.

Revenues by target market for both the third quarter and nine months ended September 30, 2002, were approximately 83% from Banking, and 17% for Corporate Network Access.

Our geographic distribution of sales for the third quarter was 85% from Europe, 6% U.S. and 9% other countries, primarily, Asia Pacific and Australia. Our geographic distribution of sales for the first nine months of 2003 was 85% from Europe, 7% U.S. and 8% other countries, primarily, Asia Pacific and Australia.

The gross margin rate for the third quarter of 2003 was 61.7% compared to 56.5% in 2002 and the rate for the nine months ended September 30, 2003 was 59.6% compared to 57.5% for the nine months ended September 30, 2002.

The margin rate was higher in both the third quarter and nine months ended September 30, 2003 than the same periods of 2002 due to three factors: the increase in Corporate Network Access revenues as a percentage of total revenue; the reduction in the manufactured cost of product; and the change of the mix of business within the Banking segment. As noted in previous quarters, margins in the Corporate Network Access are substantially higher than in the Banking segment. Also the margins within the banking segment vary significantly based on the volume of Digipass units that are being purchased.



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Operating expenses for the third quarter of 2003 were $3.4 million, a reduction of $190 thousand or 5% from the third quarter of 2002. Operating expenses for the nine months ended September 30, 2003 were $9.2 million, a reduction of $1.8 million or 16% from the same period of 2002. The reductions in both periods were primarily related to sales and marketing expenses with significant reductions in compensation related expenses and marketing expenses, which includes trade shows and publicity. Additional significant expense reductions were realized in travel and fees paid to third party contractors. The reductions were partially offset by in increase in the value of the Euro compared to the U.S. dollar.

As noted in previous conference calls, with approximately 60% of our operating expenses in Euros, the strengthening of the Euro compared to the U.S. dollar adversely affects operating expenses. For the third quarter 2003, the average exchange rate for the Euro compared to the U.S. dollar was approximately 14% higher than in the third quarter of 2002. For the nine months ended September 30, 2003, the average exchange rate for the Euro compared to the U.S. dollar was approximately 20% higher in than the prior year.

Operating expenses in the third quarter of 2003 included $32 thousand of non-cash compensation expense and included depreciation and amortization expenses of $267 thousand. For the nine months ended September 30, 2003, operating expenses included $40 thousand of non-cash compensation expense and $817 thousand for depreciation and amortization expense.

Income tax expense of $225 thousand and $489 thousand is included for the quarter and nine months ended September 30, 2003, respectively. The tax provision in 2003 reflects the strong performance of the Belgium operating subsidiary and the use of all net operating loss carry forwards of that entity. Tax expense for the nine months ended September 30, 2002 was $140 thousand. There was no tax expense reported for the third quarter of 2002.

Our earnings before interest, taxes, depreciation, and amortization (EBITDA or operating cash flow if you will) from continuing operations was $320 thousand for the third quarter of 2003, an improvement of $1.0 million from the third quarter of 2002. For the nine months ended September 30, 2003 our earnings before interest, taxes, depreciation, and amortization from continuing operations was $1.95 million, an improvement of $4.0 million from the comparable period in 2002.

Excluding, non-cash compensation, the make-up of our expenses for the quarter were sales and marketing of $1.6 million, R&D of $0.7 million, and general administrative expenses of $1.0 million. The make-up of our expense for the nine months ended September 30, 2003, excluding non-cash compensation, were sales and marketing of $4.6 million, R&D of $2.1 million, and general administrative expenses of $2.5 million.



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The current makeup of our workforce is 76 people worldwide with 47 in sales and marketing, 19 in research and development and 10 in general and administrative.

Moving to the balance sheet, I would like to make some comments on the overall financial position of the Company at September 30, 2003 and note how the three major transactions during the quarter impact our financial position.

The $8 million financing allowed the Company to repay its term loan to Dexia Bank and replenish the cash that was used to repurchase the Series C Convertible Preferred Stock from Ubizen. At September 30, 2003, the Company had no bank debt outstanding and had improved its working capital position from both the prior quarter and prior year-end.

The benefit from the repurchase of the Series C Convertible Preferred Stock from Ubizen is not readily apparent on the balance sheet. As noted in the press release, the primary benefit was to reduce the potential dilution to common stockholders that may have occurred had the stock reached its mandatory conversion date in July 2004. With the exception of the cash, which includes the $3 million paid in July and the $1 million to be paid in the fourth quarter, the transaction was recorded within the equity accounts. The $1 million balance due to be paid to Ubizen in the fourth quarter is reflected as a current liability.

Monies due from SecureD Services Inc. resulting from the sale of VACMAN Enterprise are recorded in two places. The current portion of the note receivable from SecureD is included in "Other Current Assets". The long-term portion of the note and the value assigned to SecureD's preferred stock are included in a separate line item with the other long-term assets.

Briefly, in other key areas, our cash position at September 30, 2003 was $5.5 million, a $1.5 million increase from Q2 2003. The increase in cash reflected several activities within the quarter including but not limited to: the completion of an $8 million capital raise; the repurchase of the Company's Series C Convertible Preferred Stock; the repayment of the $3.4 million term loan to Dexia Bank and the payment of $204 thousand of related interest; cash generated from the aforementioned operating cash flow; and the continued reduction in the Days Sales Outstanding in accounts receivable. The DSO in net receivables at the end of the third quarter of 2003 was approximately 45 days compared to 59 days at the end of the second quarter of 2003.

Working capital, which is defined as current assets less current liabilities, continued to improve in the third quarter of 2003. As of September 30, 2003 the company had net working capital of $4.6 million, an improvement of $3.6 million from the end of the second quarter of 2003 and an improvement of $5.2 million from December 31, 2002.



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Finally, the Company continues to maintain its line of credit that is secured by its receivables. There were no borrowings against the line as of September 30, 2003. While the maximum credit available under the line is 2 million Euros, the amount available for borrowing under the line, which is limited to a percentage of qualified receivables, was 1.6 million Euros at September 30, 2003.

NOW, I WOULD LIKE TO TURN THE MEETING BACK TO KEN

COMMENTS ON FOURTH QUARTER 2003 - KEN HUNT

We would like to comment now on 4th quarter 2003. With a successful nine months behind us, we continue to remain optimistic about 4th quarter and full year 2003. Our programs and actions that we described earlier are producing the results that we had expected. We continue to take a no guidance posture at this time. However, as we did in our three previous earnings conference calls on February 13, April 24, and July 24, we can report that we currently have firm orders with shipments scheduled for the 4th quarter of approximately $4.4 million. Any new orders received before quarter's end and shipped during the quarter would be additive to this number. The 4th quarter backlog of $4.4 million does not include any revenues associated with our VACMAN Enterprise business that we recently announced had been sold.

The question again is at what point can we achieve profitability? The answer continues to be based mainly on two factors; 1) the impact of the Euro's strength against the Dollar; and 2) the mix of revenue and lower margins from large volume customers vs. Corporate Network Access customers with higher margins. Due to the divestiture of VACMAN Enterprise, which was a higher margin business, our breakeven is between $5.4 and $5.9 million. In closing, we are optimistic about the 4th quarter and full-year 2003.

Q&A SESSION:

This concludes our presentations today and we will now open the call for questions. Operator



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